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                                                                     EXHIBIT 8.2





August 5, 1998

Insignia Financial Group, Inc.
One Insignia Financial Plaza
Greenville, South Carolina  29601


Re: Federal Income Tax Consequences of the Spin-off of Insignia/ESG Holdings, Inc. by Insignia Financial Group, Inc. and the Subsequent Merger of Insignia Financial Group, Inc. with and into Apartment Investment and Management Company

Dear Sirs:

         You have requested our opinion as to certain federal income tax consequences arising out of the transactions contemplated by the form of Agreement and Plan of Distribution (the "Distribution Agreement") by and between Insignia Financial Group, Inc., a Delaware corporation ("IFG"), and Insignia/ESG Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of IFG ("ESG"), pursuant to which IFG will distribute pro rata all of the common stock of ESG to stockholders of IFG (the "Distribution"). You have also requested our opinion as to the federal income tax consequences arising out of the merger (the "Merger," referred to collectively with the Distribution as the "Transactions") pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of May 26, 1998 (the "Merger Agreement"), by and among IFG, ESG, Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and AIMCO Properties, L.P., a Delaware limited partnership, pursuant to which IFG will merge with and into AIMCO and the separate corporate existence of IFG will cease.
Accordingly, we are rendering these opinions as of the date hereof. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

         Prior to the Distribution, IFG will contribute certain assets to ESG, a wholly-owned subsidiary.  On the date of the Distribution, IFG will distribute to each holder of a share of Class A common stock, par value $.01 per share, of IFG ("IFG Common Stock") two-thirds of a share of common stock, par value $.01 per share, of ESG ("ESG Common Stock"). As a part of the Transactions, a few weeks after the Distribution, the Merger will occur. On the Closing Date shares of IFG Common Stock will be converted into Class E Preferred Stock and, under certain circumstances, Class F Preferred Stock of AIMCO ("AIMCO Preferred Stock") in accordance with the conversion formula set forth in the Merger Agreement. No fractional shares of AIMCO Preferred Stock will be issued in the Merger.
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Insignia Financial Group, Inc.                                            Page 2
August 5, 1998


         In rendering the opinions set forth below, we have examined and relied, with your consent, upon the following:

         (i)     The Merger Agreement;

         (ii)    The Distribution Agreement;

         (iii) Proposed Forms of Articles Supplementary designating Class E Preferred Stock and Class F Preferred Stock;

         (iv) The AIMCO and IFG Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") dated as of August 5, 1998;

         (v) The certificate of Andrew L. Farkas dated August 5, 1998 and the certificates of IFG and AIMCO dated August 5, 1998 and August 4, 1998, respectively, (collectively, the "Officers' Certificates"); and

         (vi) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.


         In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) IFG, ESG and AIMCO at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of IFG's, ESG's and AIMCO's intended activities as described in the Distribution Agreement, the Merger Agreement, and the Proxy Statement/Prospectus. For purposes of rendering the opinions stated below, we have assumed, with your consent, the accuracy of the representations contained in the Officers' Certificates.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Merger of IFG with and into AIMCO, as described above, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). IFG and AIMCO will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.





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Insignia Financial Group, Inc.                                           Page 3
August 5, 1998


         2. The descriptions of the law contained in the Proxy Statement/Prospectus under the captions "Federal Income Tax Consequences To Insignia Stockholders - The Merger" and "Federal Income Tax Consequences To Insignia Stockholders - The Distribution", and contained in the Insignia/ESG Holdings, Inc. Information Statement dated August 5, 1998, under the caption "Certain Federal Income Tax Consequences to Insignia Stockholders - The Distribution", are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences of the Distribution and Merger to an Insignia stockholder.

         3. IFG's contribution of property to ESG followed by the distribution of all of the ESG Common Stock to the holders of IFG Common Stock, although not entirely free from doubt, should continue to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and accordingly, under Section 355(a) of the Code no gain or loss should be recognized to (and no amount will be included in the income of) IFG's stockholders upon the receipt of ESG Common Stock. If an IFG stockholder receives cash in lieu of fractional shares of ESG Common Stock, such IFG stockholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis allocable to such fractional shares.

         4. No gain or loss will be recognized by the stockholders of IFG upon the receipt of AIMCO Preferred Stock solely in exchange for their shares of IFG Common Stock. An Insignia stockholder who receives cash as part of the Merger Consideration will recognize gain equal to the lesser of (i) the amount of cash so received or (ii) the difference between the Insignia stockholder's tax basis in the Insignia Common Stock exchanged (as adjusted for tax basis allocated to ESG Common Stock in the Distribution) and the fair market value of the Merger Consideration received. If an IFG stockholder receives cash in lieu of fractional shares of AIMCO Preferred Stock, such IFG stockholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis allocable to such fractional shares.

         5. Gain or loss will be recognized by IFG on the Effective Date to the extent it and the other members of its consolidated group have unrecognized income or loss from deferred intercompany transactions and gain will be recognized by IFG in an amount equal to the gain which would be recognized by IFG if it sold its stock in ESG to its stockholders at its fair market value immediately before the Distribution.

         The opinions stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Merger Agreement, the Distribution Agreement and the Proxy Statement/Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our




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Insignia Financial Group, Inc.                                          Page 4
August 5, 1998


opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.

         The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in the Proxy Statement/Prospectus or the materials reviewed by us upon which we have based our opinions.

         The opinions set forth in this opinion letter (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, and (ii) are as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law. This opinion letter is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this letter as Exhibit 8.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                               Very truly yours,


                               /s/ ROGERS & WELLS LLP